Exhibit (k)(5)

[                   ], 2011

[Seller]

c/o TCW Asset Management Company

865 South Figueroa Street, Suite 1800

Los Angeles, CA 90017

Re:  Purchase of High Yield and Bank Debt Assets

Ladies and Gentlemen:

This letter agreement (this “Agreement”) will confirm that, subject to the terms and conditions contained herein,                                        , a limited liability company organized under the laws of the State of Delaware (the “Seller”), agrees to sell to Crescent Capital Finance Group, Inc., a Delaware corporation (the “Purchaser”), and the Purchaser agrees to purchase from the Seller, all of the Seller’s right, title and interest (“Seller’s Interest”) in and to the corporate bonds (the “Bonds”) and secured loans (the “Loans”) listed on Exhibit A to this Agreement, as the same may be amended in accordance with the terms of this Agreement (collectively, the “Assets”).

(1)           Set forth on Exhibit A to this Agreement is (a) a list of each of the Assets covered by this Agreement, (b) the aggregate principal amount outstanding with respect to each such Asset as of the date of this Agreement (the “Execution Date”) and (c) the Fair Market Value (as defined below) of each such Asset as of the close of business on the last business day prior to the Execution Date, reflected as both a dollar figure and as a percentage of the par value of such Asset (the “Initial Valuations”).

(2)           As used in this Agreement, the term “Fair Market Value” means, with respect to each Asset:

(i)                                     the “mean of mean” price (i.e., the simple average of all “bid” and “ask” prices) for such Asset obtained from Loan Pricing Corporation, LoanX, Reuters or another nationally recognized third party pricing service (individually, a “Pricing Agent” and collectively, the “Pricing Agents”);

(ii)                                  if the prices specified in the foregoing clause (i) are not available (including prices determined as a result of any price challenge initiated by the Seller with respect to a price provided by any Pricing Agent), the average of the “bid” and “ask” prices for such Asset obtained from two nationally recognized dealers that are independent of each other and the Purchaser and any of its affiliates (an “Independent Dealer”);

(iii)                               if the prices specified in the foregoing clauses (i) and (ii) are not available, the average of the “bid” and “ask” price for such Asset obtained from an Independent Dealer; or

(iv)                              if the prices specified in the foregoing clauses (i), (ii), and (iii) are not available, the value determined by the Valuation Agent (as defined below) upon its reasonable business judgment.

(3)           An independent valuation agent mutually selected by both the Purchaser and the Seller (the “Valuation Agent”) has delivered to the board of directors of the Purchaser and the investment committee of the Seller, on or prior to the Execution Date, a letter providing positive assurance with respect to the Initial Valuations set forth on Exhibit A.

(4)           After the close of business on the last business day prior to the Trade Date (as defined below) (but in no event later than [    ] p.m. eastern time on such date), the Seller will deliver to each of the Purchaser and the Valuation Agent a revised draft of Exhibit A.  Such revised Exhibit will list an updated Fair Market Value (reflected as both a dollar figure and as a percentage of par value) as of the close of business on the last business day prior to the Trade Date with respect to each of the Assets included on Exhibit A as of the Execution Date, except that: (a) such revised exhibit will exclude any Asset (i) that has been sold by the Seller in accordance with the terms of this Agreement, (ii) for which the Seller has received written notice from the issuer, agent or trustee (as applicable) after the Execution Date stating that a Default or Event of Default (as defined in the loan documents and other agreements relating to such Asset) has occurred with respect to such Asset, which notice has not been rescinded by written notice to the Seller, (iii) with respect to which the issuer has suffered a material adverse change which could reasonably be expected to result in a Default or Event of Default (as defined in the loan documents and other agreements relating to such Asset), as determined by the Purchaser in good faith and with the consent of the Seller (which consent shall not be unreasonably withheld); or (iv) that has been fully repaid or discharged (any such assets excluded pursuant to clauses (i), (ii), (iii) and (iv), collectively, the “Undelivered Assets”) and (b) the aggregate principal amount outstanding with respect to each such Asset will be reduced by the amount of any principal payments received by the Seller after the Execution Date in respect of such Asset or received by the Seller prior to the Execution Date and not reflected on (or taken into account in the preparation of) Exhibit A as of the Execution Date (in each case, short of a full repayment or discharge).

(5)           The Valuation Agent will promptly review the Fair Market Value included on such revised Exhibit A with respect to the Assets (the “Proposed Final Valuations”) and (x) if the Valuation Agent agrees with the Proposed Final Valuations, the Valuation Agent will provide a positive assurance letter to the board of directors of the Purchaser and the investment committee of the Seller with respect to such valuations or (y) if the Valuation Agent does not agree with the Proposed Final Valuations, or any of them, the Proposed Final Valuations will be revised to reflect the valuations proposed by the Valuation Agent and the Valuation Agent will provide a positive assurance letter to the board of directors of the Purchaser and the investment committee of the Seller with

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respect to such revised valuations (such valuations referred to in clause (x) or (y), as applicable, the “Final Valuations”).  In either case, the Final Valuations will be provided by the Valuation Agent to the board of directors of the Purchaser and the investment committee of the Seller prior to [10:00 a.m.] eastern time on the Trade Date.

(6)           If the aggregate amount of the Final Valuations is lower by more than 20% than the aggregate amount of the Initial Valuations (calculated for this purpose solely with respect to the Assets included on the revised Exhibit A — i.e., as adjusted to exclude Undelivered Assets, the effect of any principal payments received by the Seller after the Execution Date in respect of the Assets included thereon or received by the Seller prior to the Execution Date and not reflected on (or taken into account in the preparation of) Exhibit A as of the Execution Date (in each case, short of a full repayment or discharge)), then the Seller shall have an option to terminate this Agreement by providing notice by the close of business prior to the Trade Date (defined below) of such termination to the Purchaser.

(7)           The trade date of the Assets (the “Trade Date”) shall be the closing date of the initial public offering of the common stock of the Purchaser (the “IPO”).  Notwithstanding the foregoing, this Agreement will automatically terminate on [                     ], 2011 (the “Termination Date”)(1) if the IPO does not occur on or prior to such date.

(8)           The Seller hereby notifies the Purchaser that it has appointed Crescent Capital Group LP (“CCG”) to act as administrative agent on its behalf with respect to the transfer of the Assets.

(9)           With respect to each Asset which is a Loan, on the Trade Date, the Purchaser and the Seller shall enter into a trade confirmation to be prepared by CCG and substantially in the form of Exhibit B reflecting the Final Valuation for such Loan (each a “Loan Trade Confirmation”).

(10)         With respect to each Asset which is a Bond, on the Trade Date, the Seller shall instruct its custodian with respect to the Bonds to take all actions necessary to effectuate the transfer of the record ownership of the Bonds from the Seller to the Purchaser.  Upon the completion of the transfer, each of the Purchaser and Seller will receive a trade confirmation  substantially in the form of Exhibit C reflecting the Final Valuation for such Bond (each a “Bond Trade Confirmation” and together with each Loan Trade Confirmation, the “Trade Confirmations”).

(11)         With respect to each Asset which is a Loan, on the Settlement Date (as defined below) for such Loan, the Purchaser and Seller shall enter into assignment agreements substantially in the form of the assignment agreement attached as Exhibit D, together with such changes or modifications thereto as may be mutually agreed to by the

(1)  To be the date that is 8 weeks from the signing date of this Agreement at road-show launch.

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Purchaser and the Seller (the “Assignment and Acceptance”, and together with the Trade Confirmations, the “Sale Documents”).

(12)         On the respective settlement dates for each Asset (each a “Settlement Date”), the Purchaser shall transfer to the Seller, in immediately available funds, an amount in cash equal to the Final Valuation for such Asset, as adjusted in accordance with the Sale Documents and this Agreement.

(13)         The Purchaser and the Seller shall each pay 50% of (a) any assignment fees required under the documents by which the Assets are governed and (b) all transfer taxes, stamping fees and similar amounts (collectively, the “Transfer Amounts”) which become due upon the sale of the Seller’s Interest in the Assets to the Purchaser (which, for the avoidance of doubt, shall not include income taxes payable by the Seller).

(14)         In the event that the Purchaser and the Seller are unable to obtain any requisite consent with respect to any Loans by the ninetieth (90th) day following the Trade Date (any such Assets, the “Non-Consenting Assets”), the Purchaser and Seller shall follow the provisions with respect to participations set forth in the Loan Trade Confirmations.  [Notwithstanding the generality of the foregoing, the participations shall provide the Purchaser with (i) voting rights, subject to Section 12(a) of the Standard Terms and Conditions of the Loan Trade Confirmations, (ii) the ability to request an elevation, and (iii) the ability to sell subparticipations without the Seller’s prior consent.]

(15)         Each party shall execute and deliver all further documents or instruments reasonably requested by the other party in order to effectuate the terms of this Agreement.  Without limiting the foregoing, if the Purchaser purchases the Assets and the Seller receives any payments, distributions, proceeds, or other amounts or items in respect of the Assets on or after the Settlement Date to which the Purchaser is entitled, including cash, securities, obligations, or other property, the Seller shall (i) accept and hold such payments, distributions, or proceeds on behalf of, for the sole benefit of, and in trust for the Purchaser and (ii) pay or deliver the same forthwith to the Purchaser in the same form received and, when necessary or appropriate, with the endorsement of the Seller.

(16)         From and after the Execution Date until the earlier to occur of (a) the Settlement Date with respect to the last to settle of all of the Assets and (b) the termination of this Agreement in accordance with the terms hereof, the Seller shall (i) not enter into any material agreement, arrangement or understanding with respect to any of the Assets without the Purchaser’s prior written consent, which may not be unreasonably withheld (provided, however, nothing herein shall in any way restrict the Seller’s ability to receive any prepayments in respect of any Asset in connection with a realization or recapitalization event led by the relevant equity sponsor; and, provided further that, if the Purchaser does not provide its consent, the Seller may deem such Asset as an Undelivered Asset), (ii)  notify the Purchaser, within a reasonably prompt period of time following its receipt thereof, of any notice or inquiry it receives with respect to any of the Assets, (iii) upon reasonable advanced written notice and at reasonable times, afford the Purchaser and each of its officers, directors, employees, investment bankers, financial advisors, lenders, consultants and representatives reasonable access to its personnel,

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properties, contracts, books and records, and all other documents and data relating to the Assets, (iv) perform such acts and execute such documents, after consultation with and in accordance with the instructions of the Purchaser, with respect to any vote, consent, acceptance of an optional pre-payment, waiver of any default or event of default, or any other action permitted or required to be taken by the Seller with respect to the release of material collateral, an interest rate reduction, the extension of any maturity, or any other significant matter in respect of any Asset, in each case from and after the Execution Date through the Settlement Date for such Asset, and (v) perform such further acts and execute such further documents and instruments as may be reasonably requested by the Purchaser in order to effectuate the transactions contemplated hereby.

(17)         The Seller hereby represents and warrants to the Purchaser that as of the Execution Date and the Trade Date:

(a)                                  The Seller has good title to and is the sole owner of the Assets, free and clear of all liens, charges, interests, options, security interests, encumbrances, claims, or defects;

(b)                                 None of the Assets is subject to any prior assignment, conveyance, transfer or participation or agreement to assign, convey, transfer or participate, in whole or in part, except pursuant to this Agreement;

(c)                                  The Seller has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and such execution, delivery and performance do not (i) violate any law, rule, regulation, order, writ or judgment applicable to or binding on the Seller or its business, (ii) violate any of the Seller’s charter documents, (iii) require any authorizations, consents, or approvals from, registrations with, or notices to, any court or governmental agency or any other person (other than the consent of any borrower, issuer trustee or administrative agent, as applicable, that may be required in connection with the assignment of any of the Assets as provided herein or other than those previously obtained), or (iv) result in the creation of any lien, charge, interest, option, security interest, encumbrance, claim, or defect upon the Assets;

(d)                                 The Seller is not in breach or default of any of its obligations under any of the loan documents and other agreements relating to the Assets;

(e)                                  The Seller has not engaged in any acts or omissions that would result in any portion of the Assets being subordinated, void, avoided, disallowed, reduced, expunged, or subject to setoff, recoupment, counterclaim, or any other defense, or that would result in the Purchaser receiving, in the aggregate, a proportionately smaller distribution, later distribution, or less favorable treatment in respect of the Assets than the distributions or treatment received by any other participant in the Assets;

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(f)                                    To the Seller’s knowledge, the Seller does not have any material accrued but unsatisfied liabilities or obligations arising under any of the loan documents and other agreements relating to the Assets;

(g)                                 To the Seller’s knowledge, the Seller is not an “insider,” as that term is defined in Section 101 of the United States Bankruptcy Code, with respect to any of the issuers who have issued loans that make up a portion of the Assets; and

(h)                                 This Agreement is legal, valid and binding upon the Seller in accordance with its terms.

The Seller otherwise makes no other representations or warranties, including without limitation any implied representations or warranties.

(18)         The Purchaser hereby represents and warrants to the Seller that as of the Execution Date and the Trade Date:

(a)                                  As of the date hereof, the Purchaser intends to diligently and in good faith seek to complete its IPO.

(b)                                 The Purchaser has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and such execution, delivery and performance do not (i) violate any law, rule, regulation, order, writ or judgment applicable to or binding on the Purchaser or its business, (ii) violate any of the Purchaser’s charter documents or (iii) require any authorizations, consents, or approvals from, registrations with, or notices to, any court, governmental agency or any other person (other than the consent of any borrower, issuer trustee or administrative agent, as applicable, that may be required in connection with the assignment of any of the Assets as provided herein or other than those previously obtained);

(c)                                  This Agreement is legal, valid and binding upon the Purchaser in accordance with its terms; and

(d)                                 As of the Trade Date, the Purchaser will be a sophisticated institutional investor that is an “accredited investor” within the meaning of Rule 501 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

The Purchaser otherwise makes no other representations or warranties, including without limitation any implied representations or warranties.

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(19)         Each of the Seller and the Purchaser (as applicable, the “Indemnifying Party”) shall indemnify and hold harmless the other party (the “Indemnified Party”) from and against all actual losses, liabilities, damages, judgments, settlements and expenses (including the reasonable fees and disbursements of counsel) incurred by such Indemnified Party arising out of or resulting from the breach by the Indemnifying Party of its representations, warranties and covenants set forth in this Agreement; provided, however, that, solely with respect to indemnification obligations arising from, or relating to, one or more specific Assets, in no event shall the cumulative indemnification obligations of the Indemnifying Party exceed the purchase price paid by the Purchaser for the specific Asset or Assets for which such indemnification claim is made and, in all other circumstances, in no event shall the cumulative indemnification obligations of the Indemnifying Party exceed the aggregate purchase price paid by the Purchaser hereunder.

(20)         The Indemnified Party shall give the Indemnifying Party prompt notice of any third-party claim that may give rise to any indemnification obligation of the Indemnifying Party under this Agreement, together with the estimated amount of such claim, and the Indemnifying Party shall have the right to assume the defense (at the Indemnifying Party’s expense) of any such claim through counsel of its own choosing (and reasonably satisfactory to the Indemnified Party) by so notifying the Indemnified Party in writing within 30 days of the receipt by the Indemnifying Party of such notice from the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  If the Indemnifying Party chooses to defend or prosecute a third-party claim, the Indemnified Party shall, at the Indemnifying Party’s expense, (i) cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information in the Indemnified Party’s possession reasonably relevant to such third-party claim, and making employees of the Indemnified Party and its affiliates available on a mutually convenient basis to provide reasonable additional information and explanation of any materials provided hereunder and (ii) agree to any settlement, compromise or discharge of such third-party claim that the Indemnifying Party may recommend and that, by its terms, (x) includes an unconditional release and discharge of the Indemnified Party from all liability on such third-party claim and (y) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party.  Neither the Indemnified Party nor any of its affiliates may settle or otherwise dispose of any claim for which the Indemnifying Party has liability under this Agreement without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not be liable under this Agreement for any

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settlement, compromise or discharge effected without its consent in respect of any claim for which indemnity may be sought hereunder.

(21)         The Seller acknowledges and agrees that the Purchaser will make disclosure of information as required by applicable law (including under federal securities laws) in connection with the IPO, including filing a copy of this Agreement as an exhibit to the Purchaser’s Registration Statement on Form N-2 (File No. 333-172733).

(22)         This Agreement will be governed by and construed under the laws of the State of New York.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York located in New York, New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located in New York, New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(23)         Each of the Seller and the Purchaser agrees that damages for any breach of this Agreement would be difficult to quantify and that, in addition to any and all other remedies at law or in equity, the non-breaching party shall be entitled to an injunction requiring specific enforcement of this Agreement and each of its terms without necessity of proving actual damages or posting a bond.

(24)         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(25)         This Agreement may not be modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

(26)         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither the Purchaser nor the Seller may assign this Agreement (including by operation of law) without the consent of the other party hereto, which consent may not be unreasonably withheld, and any assignment in violation of this sentence shall be void ab initio.

(27)         If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

(28)         This Agreement and the Sale Documents constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.  If any provision contained in any of the Sale

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Documents conflicts with any provision of this Agreement, the provision of this Agreement will control.

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Your signature below shall signify your agreement with the foregoing.  Please sign two copies of this Agreement, retaining one for your files and returning the other copy to Crescent Capital Finance Group, Inc. at the address indicated above.

Very truly yours,

Crescent Capital Finance Group, Inc.

By:
	Name:	Michael Parks
	Title:	Chief Executive Officer

Duly executed and agreed on the          day of                        2011 by:

[Seller]

                                          , as Managing Member

By:
Name:
Title:

By:
Name:
Title:

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Exhibit A

[To Come.]

Exhibit B

[Seller Letterhead]
LSTA PAR/NEAR PAR TRADE CONFIRMATION

To:(2)	Buyer Name:	From:(3)	Seller Name:
	Buyer MEI(4):		Seller MEI(5):
	Contact Person:		Contact Person:
	Phone No.:		Phone No.:
	Fax No.:		Fax No.:
	E-mail Address:		E-mail Address:
	Street Address:		Street Address:

We are pleased to confirm the following transaction, subject to the Standard Terms and Conditions for Par/Near Par Trade Confirmations (the “Standard Terms and Conditions”) published by The Loan Syndications and Trading Association, Inc.® (the “LSTA”) as of August 6, 2010,(6) which Standard Terms and Conditions are incorporated herein by reference without any modification whatsoever except as otherwise agreed herein by the parties and specifically set forth in the “Trade Specific Other Terms of Trade” section below.  The parties hereto agree to submit any dispute as to the reasonableness of a buy-in or sell-out price to binding arbitration in accordance with the LSTA “Rules Governing Arbitration Between Loan Traders With Regard to Failed Trades” in existence on the Trade Date, and to comply with any award or decision issued in connection with such an arbitration proceeding.  Capitalized terms used and not defined in this Confirmation have the respective meanings ascribed thereto in the Standard Terms and Conditions.

Trade Date:	,
Seller:	(7) ☐ Principal(8) ☐ Agent

(2)  If contact information other than that set forth above applies in connection with any notice to be given under Section 16 of the Standard Terms and Conditions, so indicate in the “Trade Specific Other Terms of Trade” section below.

(3)  If contact information other than that set forth above applies in connection with any notice to be given under Section 16 of the Standard Terms and Conditions, so indicate in the “Trade Specific Other Terms of Trade” section below.

(4)  Insert Markit Entity Identifier for Buyer, if available.

(5)  Insert Markit Entity Identifier for Seller, if available.

(6) The Standard Terms and Conditions are available on the LSTA website at http://www.lsta.org.

(7)  Designate specific funds, if any, and allocations within T+1 (this may be done on separate trade confirmations); identify ERISA counterparties.

(8)  If Seller or Buyer is acting as a Riskless Principal, specify this in the “Trade Specific Other Terms of Trade” section below.  (See Section 14 of the Standard Terms and Conditions.)  It is not necessary to identify the third party with respect to a Riskless Principal.

Buyer:	(9) ☐ Principal(5) ☐ Agent
Credit Agreement:
Borrower:	(10)
Form of Purchase:	If no election is made, “Assignment” applies.
☐ Assignment
☐ Assignment Only
☐ Participation
☐ Other:

(9) Designate specific funds, if any, and allocations within T+1 (this may be done on separate trade confirmations); identify ERISA counterparties.

(10) If multiple borrowers, specify the entity that is named as the first borrower under the Credit Agreement for the relevant facility or tranche being transferred.

Purchase Amount/ Type of Debt:	Purchase Amount(11)	Type of Debt(12)	Facility(13)	CUSIP Number
$
$
$
Purchase Rate:	%
Upfront Fee:	☐ None; ☐ $
Payable on: ☐ Settlement Date; ☐ , 20
Payable by: ☐ Seller; ☐ Buyer
Credit Documents to be provided by Seller:	☐Yes (only applicable if Buyer was not a lender on Trade Date and made its request on or prior to Trade Date)
☐ No
Trade Specific Other Terms of Trade:	☐ Specify Other Terms: (14)

Please provide the signature of a duly authorized signatory where indicated below and return this letter to the attention of [Closer’s Name] at the following fax number(s) or e-mail address(es):                                   .

If you have any questions, please contact [Closer’s Name] at [Closer’s telephone number].

SELLER	BUYER

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

(11)  Specify amount of Debt to be transferred or, in the case of Debt subject to further funding obligations (as in revolving credit or letter of credit facilities), specify amount of total exposure to be transferred, both funded and unfunded.

(12)  Specify whether the type of Debt is term, revolving, letter of credit (if stand-alone) or other.

(13)  Specify Credit Agreement designation of the facility (e.g., tranche).  Specify multicurrency component, if any.

(14)  Set forth any other terms of this Transaction; include in this Section a specific reference to each term, if any, in this Confirmation (including the Standard Terms and Conditions) that has been modified in any manner whatsoever from the form of LSTA Par/Near Par Trade Confirmation and/or the LSTA Standard Terms and Conditions for Par/Near Par Trade Confirmations; if more space is needed, attach additional pages.

STANDARD TERMS AND CONDITIONS FOR PAR/NEAR PAR TRADE CONFIRMATIONS
(PUBLISHED BY THE LOAN SYNDICATIONS AND TRADING ASSOCIATION, INC.® AS OF AUGUST 6, 2010)

The following are the Standard Terms and Conditions for Par/Near Par Trade Confirmations (“Standard Terms and Conditions”) published by the Loan Syndications and Trading Association, Inc.® (the “LSTA”) as of August 6, 2010.  Capitalized terms used and not defined in these Standard Terms and Conditions shall have the respective meanings ascribed thereto in the LSTA Par/Near Par Trade Confirmation (the “Confirmation”) which incorporates these Standard Terms and Conditions by reference.  Annex I sets forth the capitalized terms defined in these Standard Terms and Conditions or in the Confirmation and the respective sections herein, if any, in which such capitalized terms are defined.  As used herein, the term “Transaction” means the transaction(s) contemplated by the Confirmation.

1.                                      Target Settlement/Settlement Date/Transfer of Debt:  The transfer of the Purchase Amount (as defined below) of the Debt (as defined below) specified in the Confirmation shall be effected as soon as practicable on or after the Trade Date.  Any alternative agreement between Buyer and Seller as to a targeted date of settlement shall be specified in the Confirmation.  The date payment of the Purchase Price (as defined below) occurs against such transfer is the “Settlement Date” hereunder.  Trades that do not settle on a timely basis are subject to the provisions regarding compensation for delayed settlement in accordance with the provisions of Section 6, “Compensation for Delayed Settlement,” below.

Unless an alternative election is made in the “Form of Purchase” section of the Confirmation, the form of purchase of the Purchase Amount of the Debt shall be an assignment.

If Buyer and Seller are unable to effect settlement of the Transaction as specified in the Confirmation, a valid and binding obligation to settle the trade nevertheless continues to exist between Buyer and Seller.  If a Transaction that is to be settled by assignment cannot be settled on such basis, such Transaction shall be settled as a participation; provided that if settlement by participation cannot be effected, the Transaction shall be settled on the basis of a mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade; provided, further, that if “Assignment Only” is elected in the “Form of Purchase” section of the Confirmation (an “Assignment Only Election”) and the Transaction cannot be settled on such basis, Buyer and Seller shall not settle the Transaction as a participation but shall instead settle on the basis of a mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade.

2.                                      Purchase Amount/Type of Debt:  The amount(s) and type(s) of debt specified in the “Purchase Amount/Type of Debt” section of the Confirmation shall be the “Purchase Amount” and “Debt”, respectively, hereunder.  Unless otherwise specified in the Confirmation, any Debt identified as (a) term loan indebtedness is fully funded Debt with no further funding obligations, and (b) revolving credit or letter of credit facilities may be subject to further funding and the Purchase Amount includes both funded principal and unfunded commitments (including commitments to participate in letters of credit).  If a commitment is indicated, Buyer is assuming all unfunded commitments relating to the Purchase Amount of the Debt unless otherwise specified in the Confirmation.  Unless otherwise specified in the Confirmation, Buyer is assuming the obligation to purchase (or to cause a designee to purchase) the Debt as such Debt may be reorganized, restructured, converted or otherwise modified.

3.                                      Permanent Reductions:  The economic benefit of permanent commitment reductions and permanent repayments of principal (collectively, “Permanent Reductions”) shall be allocated as provided in Section 4, “Purchase Price Calculation,” below.

4.                                      Purchase Price Calculation:  Except as otherwise set forth in the next succeeding paragraph of this Section 4 with regard to a Multi-Currency Commitment (as defined below), Buyer shall pay Seller a purchase price (the “Purchase Price”) (or, if such calculations produce a negative number, Seller shall pay Buyer a Purchase Price) for the Purchase Amount of the Debt on the Settlement Date equal to (a) the Purchase Rate multiplied by the funded principal amount of such Purchase Amount as of the Settlement Date minus (b) (100% minus the Purchase Rate) multiplied by the unfunded commitments (if any), which shall include the face amount of any issued but undrawn letter of credit, assumed by Buyer as of the Settlement Date minus (c) (100% minus the Purchase Rate) multiplied by any Permanent Reductions on or after the Trade Date minus (d) any Non-Recurring Fees (as defined below) received by Seller on or before the Settlement Date.  The Purchase Price shall be further adjusted by delayed compensation (if any), payable in accordance with Section 6, “Compensation for Delayed Settlement,” below, and Assignment Fees or Consent to Transfer Fees (each as defined below) payable in accordance with Section 8, “Assignment Fees and Consent to Transfer Fees,” below.

With respect to a Multi-Currency Commitment, Buyer shall pay Seller a Purchase Price (or, if such calculations produce a negative number, Seller shall pay Buyer a Purchase Price) for the Purchase Amount of the revolving or delayed draw commitment portion, as the case may be, of the Debt on the Settlement Date equal to (a) 100% multiplied by the funded principal amount of such revolving or delayed draw loans as of the Settlement Date in the applicable currency of the funded portion of the revolving or delayed draw loans minus (b) (100% minus the Purchase Rate) multiplied by the Purchase Amount as of the Settlement Date in the Master Currency (as defined below) minus (c) (100% minus the Purchase Rate) multiplied by any Permanent Reductions on or after the Trade Date minus (d) any Non-Recurring Fees received by Seller on or before the Settlement Date.  For purposes of the calculation referred to in clause (b) above, the applicable foreign exchange rate shall be the spot rate effective on a Business Day (as defined below) that is no earlier than three (3) Business Days prior to the Settlement Date, as agreed upon by the parties.  The Purchase Price shall be further adjusted by delayed compensation (if any), payable in accordance with Section 6, “Compensation for Delayed Settlement,” below, and Assignment Fees or Consent to Transfer Fees payable in accordance with Section 8, “Assignment Fees and Consent to Transfer Fees,” below.  Except for the foregoing specific computations, all other computations shall otherwise be made in the relevant currency in accordance with the calculations set forth in the immediately preceding paragraph of this Section 4.

As used herein:

“Multi-Currency Commitment” means a commitment that is, as of the Settlement Date, subject to one or more borrowings in one or more currencies other than the Master Currency.

“Master Currency” means the currency in which the Facility is principally denominated.

5.                                      Interest Payments and Fees:  Interest and accruing ordinary course fees (such as commitment, facility and letter of credit fees) payable in connection with the Debt pursuant to the Credit Agreement from and after the Trade Date are referred to herein as “Interest and Accruing Fees;” provided that Interest and Accruing Fees shall not include any paid-in-kind interest, fees or other amounts paid or payable in connection with the Debt pursuant to the Credit Documents (as defined below) (such amounts, including any paid-in-kind interest, fees or other amounts paid or payable in kind in connection with the Debt pursuant to the Adequate Protection Order (as defined below), “PIK Interest”).  Amendment, consent, waiver and other similar non-ordinary course fees that are paid in connection with the Debt pursuant to the Credit Agreement (as amended, supplemented, restructured or otherwise modified) from and after the Trade Date, and any other amounts paid in connection with the Debt pursuant to the Credit Agreement (as amended, supplemented, restructured or otherwise modified) from and after the Trade Date not constituting Interest and Accruing Fees or PIK Interest are referred to herein as “Non-Recurring Fees.”

All Interest and Accruing Fees are calculated at the contractual rates as in effect at the relevant time(s) under the Credit Agreement.  Any upfront fee shall be paid by the party and on the date specified in the Confirmation.

Unless otherwise specified in the “Trade Specific Other Terms of Trade” section of the Confirmation, all Non-Recurring Fees and unreimbursed fee or expense claims related to the Debt under or in connection with the Credit Documents, the Adequate Protection Order or the transactions related thereto or contemplated thereby shall be for the account of Buyer.  Unless otherwise specified in the “Trade Specific Other Terms of Trade” section of the Confirmation, all PIK Interest shall be allocated on a “trades flat” basis as follows, regardless of how Interest and Accruing Fees are allocated:  (a) PIK Interest that is capitalized or accreted prior to the Trade Date shall be included in the principal portion of the Purchase Amount and shall be subject to the application of Section 4, “Purchase Price Calculation,” above; (b) PIK Interest that is capitalized or accreted on or after the Trade Date shall be for the account of Buyer for no additional consideration; and (c) PIK Interest that has accrued but not yet capitalized or accreted as of the Settlement Date shall be for the account of Buyer upon capitalization or accretion for no additional consideration.

Unless otherwise specified in the “Trade Specific Other Terms of Trade” section of the Confirmation, “Settled Without Accrued Interest” shall apply.  Subject to the application of Section 6, “Compensation for Delayed Settlement,” below, all Interest and Accruing Fees accrued but unpaid before the Settlement Date shall be for the account of Seller.  Buyer shall pay to Seller any such Interest and Accruing Fees promptly upon any receipt thereof by Buyer; so long as such amounts are received by Buyer (a) on or before the due date thereof or the expiration of any applicable grace period, each as specified in the Credit Agreement as in effect on the Trade Date (or, if no such grace period exists, the expiration of thirty (30) days from such due date), and (b) before a default by any obligor(s) in connection with any other payment obligations of such obligor(s) under the Credit Agreement.  Otherwise, such Interest and Accruing Fees (if and when paid, whether to Seller or Buyer) and any other accrued amounts due from and after the Settlement Date shall be for the account of Buyer, and Seller shall not be entitled to any part thereof.

If “Paid on Settlement Date” is specified in the “Trade Specific Other Terms of Trade” section of the Confirmation, subject to the application of Section 6, “Compensation for Delayed Settlement,” below, all Interest and Accruing Fees paid by the obligor(s) to but excluding the Settlement Date shall be for the account of Seller and an amount equal to the accrued but unpaid amount of Interest and Accruing Fees to but excluding the Settlement Date (the “Paid On Settlement Date Amount”) shall be paid by Buyer to Seller on the Settlement Date.  If the obligor(s) thereafter pay(s) the Paid On Settlement Date Amount to Buyer, Buyer shall be entitled to keep such amount.  If, however, the Paid On Settlement Date Amount is paid to Seller by the obligor(s), Seller shall promptly pay such amount to Buyer.  If the obligor(s) fail(s) to pay the Paid On Settlement Date Amount, Seller shall not be required to reimburse Buyer for such amount.  Notwithstanding the definition of Interest and Accruing Fees set forth above, for the purposes of calculating the Paid on Settlement Date Amount, the reference to “Trade Date” within such definition shall be deemed to be a reference to the date on which the interest period (or portion thereof) commences under the Credit Agreement in which the Trade Date falls and for which the obligor(s) has (have) not paid to Seller the accrued interest.

Partial payments of interest shall be applied in the inverse order of payment dates unless otherwise specified in the Credit Agreement.

Any party that has received funds to which the other party is entitled under this Section 5 shall pay over such funds to the other party (a) on the Settlement Date, if such funds were received on or prior to the Settlement Date, by way of a credit to the other party in the Purchase Price calculations, or (b) on or before the date that is two (2) Business Days after receipt, if such funds were received after the Settlement Date.

As used herein, “Business Day” means any day that is not a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.(15)  In addition, solely for purposes of determining the Commencement Date (as defined below), Business Day excludes any day on which the New York Stock Exchange is closed.(16)  For purposes of determining the LIBO Rate (as defined below), Business Day means any day on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank market.

6.                                      Compensation for Delayed Settlement:  If settlement occurs on a Delayed Settlement Date, then for each day during the Delay Period(17) (a) if the Debt is a Performing Loan (other than a Non-LIBOR Based Loan), Seller shall pay to Buyer the sum of (x) Delayed Compensation as calculated herein for each day that the calculation of interest (or Adequate Protection Payments) for such Performing Loan is not subject to a LIBOR Floor, plus (y) for each day that the calculation of interest (or Adequate Protection Payments) for such Performing Loan is subject to a LIBOR Floor, amounts calculated as if clause (b) of this paragraph applied (treating the first and last days of any period in respect of which a LIBOR Floor is in effect as the Commencement Date and Delayed Settlement Date, respectively, for such period, including for purposes of determining the Average LIBO Rate and the Delay Period); (b) if the Debt is a Performing Loan that is a Non-LIBOR Based Loan (i) Buyer shall pay Seller for any day, interest that would accrue for each such day on the funded principal amount of the Purchase Amount of such Debt as of the Commencement Date (excluding any principal amount resulting from PIK Interest that has capitalized or accreted on or after the Trade Date), at the Average LIBO Rate and (ii) a credit to the Purchase Price shall be given by Seller to Buyer in an amount equal to Interest and Accruing Fees and Adequate Protection Payments accrued (free of any withholding, setoff, recoupment or deduction of any kind except as required by law and regardless of whether paid or otherwise credited to Seller) with respect to such Debt and allocable to the Delay Period; and (c) if the Debt is not a Performing Loan or is a PIK Interest Loan, Buyer shall pay to Seller the Seller’s Cost of Carry for such day as calculated herein.

If the obligor(s) fail(s) to pay on or prior to the scheduled due date thereof (taking into account any applicable grace period) in accordance with the Credit Agreement or the Adequate Protection Order (in each case as in effect on the Delayed Settlement Date), any Interest and Accruing Fees or Adequate Protection Payments that were credited to Buyer on the Delayed Settlement Date pursuant to this Section 6, then Buyer shall, upon demand by Seller, pay Seller an amount equal to the portion of such Interest and Accruing Fees or Adequate Protection Payments that were not paid to Seller, plus interest that would accrue for each day on such amounts at the Federal Funds Rate (as defined below) in effect for such date of demand.

As used herein:

(15)   The Holiday Schedule for the Federal Reserve Bank of New York may be found at www.newyorkfed.org/aboutthefed/holiday_schedule.html.

(16)   The Holiday Schedule for the New York Stock Exchange may be found at www.nyse.com/Frameset.html?displayPage=/about/1022963613686.html.

(17)  When making calculations under Section 6, “Compensation for Delayed Settlement,” Section 17, “Buy-in Damages,” and Section 18, “Sell-out Damages,” with respect to Debt that is in part a PIK Interest Loan and in part a Performing Loan on which interest other than paid-in-kind interest is accruing (whether such paid-in-kind and cash interest accrue simultaneously or alternatively under the Credit Agreement), parties should note that payment obligations under subsection (a) or (b), as applicable, and subsection (c) of such Section 6 apply.

“Adequate Protection Order” means any order of the relevant bankruptcy court authorizing or ordering any obligor(s) to make adequate protection payments to the lenders.

“Adequate Protection Payments” means, with respect to the Debt, amounts (other than PIK Interest) authorized and/or ordered to be paid as adequate protection for Interest and Accruing Fees on the loans and obligations owed under the Credit Agreement under an Adequate Protection Order.

“Average LIBO Rate” means, for the Delay Period (i) the sum of all the individual LIBO Rates for each day in the period from (and including) the date two (2) Business Days before the Commencement Date and to (but excluding) the date that is two (2) Business Days before the Delayed Settlement Date (ii) divided by the total number of days in such period.(18)

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended.

“Commencement Date” means (a) for Early Day Trades, the date fourteen (14) Business Days after the Trigger Date and (b) for all other trades, the date seven (7) Business Days after the Trade Date.

“Cost of Carry” means, for any day, the interest that would accrue for each such day on the Purchase Price at the Average LIBO Rate minus interest (if any) with respect to the Debt received and accounted for by Seller as interest in accordance with generally accepted accounting principles for such day; provided that, if the interest received and accounted for by Seller exceeds the interest that would accrue at the Average LIBO Rate, then the amount of such excess interest shall be for the account of Buyer.

“Credit Linked Deposits” means a deposit made by a lender into a designated account pursuant to the Credit Agreement in connection with the unutilized portion of such lender’s commitment to the Borrower under the Credit Agreement.

“Delay Period” means the period from (and including) the Commencement Date to (but excluding) the Delayed Settlement Date.

“Delayed Compensation” means, for any day, interest at a rate per annum equal to (a) for LIBOR Based Loans, the applicable margin specified in the Credit Agreement (or an Adequate Protection Order) multiplied by the principal amount of such funded loan outstanding for such day (excluding any principal amount resulting from PIK Interest that has capitalized or accreted on or after the Trade Date), (b) for Credit Linked Deposits, the applicable net margin specified in the Credit Agreement, multiplied by the principal amount of such Credit Linked Deposit outstanding for such day (for the avoidance of doubt the applicable net margin shall incorporate the margin for (i) interest paid on the Credit Linked Deposit and (ii) the commitment fee, facility fee and letter of credit fee for the unutilized portion of the Credit Linked Deposit), (c) for unfunded commitments (other than those related to Credit Linked Deposits), the commitment fee (if any) specified in the Credit Agreement multiplied by the unfunded commitment amount and (d) the facility fee and letter of credit fees (other than those related to Credit Linked Deposits), if any, specified in the Credit Agreement, calculated for such day, in each case calculated on the basis set forth in the Credit Agreement.

“Delayed Settlement Date” means the date following the Commencement Date on which settlement actually occurs.

(18)  When calculating the Average LIBO Rate, parties may find it helpful to visit www.averagelibor.com (the “Website”).  On the terms described therein, the Website permits users to enter the start date and the end date for any period and obtain the Average LIBO Rate for such period.  Please see the relevant LSTA Market Advisory for more information about the Website.

“Early Day Trade” means a trade for which the Trade Date is a date on or before the sixth (6th) Business Day following the Trigger Date for such trade.

“Federal Funds Rate” means, for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day in The Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the parties from three federal funds brokers of recognized standing selected by the parties.  For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

“LIBO Rate” means, for any day, the 1-month London Interbank Offered Rate for deposits in the applicable currency as set by the British Bankers Association (“BBA”) and published by the BBA at approximately 11:00 a.m. London time on such day.  For any day that is not a Business Day, the LIBO Rate for such day shall be the rate published by the BBA on the immediately preceding Business Day.

“LIBOR Based Loans” means funded floating rate loans for which interest (or Adequate Protection Payments) are calculated pursuant to the terms of the Credit Agreement (or an Adequate Protection Order) by using  a “spread” or “applicable margin” over a London interbank offered rate.

“LIBOR Floor” means a minimum reference rate of interest established by the Credit Agreement that governs the calculation of interest (or Adequate Protection Order that governs the calculation of Adequate Protection Payments) for LIBOR Based Loans, to which the “spread” or “applicable margin” is added.

“Non-LIBOR Based Loans” means, other than Credit Linked Deposits, any (i) funded floating rate loans for which interest (or Adequate Protection Payments) are calculated pursuant to the terms of the Credit Agreement (or an Adequate Protection Order) by using a “spread” or “applicable margin” over a reference rate that is not a London interbank offered rate (such as a prime rate or other reference rate) and (ii) funded fixed rate loans for which interest (or Adequate Protection Payments) is calculated pursuant to the terms of the Credit Agreement (or an Adequate Protection Order) by using a fixed rate of interest.

“Performing Loan” means any Debt (including, without limitation, Credit Linked Deposits) with respect to which either (i) Interest and Accruing Fees are being paid as of the Commencement Date on the terms specified in the Credit Agreement as in effect on the Trade Date or (ii) if the Borrower is a debtor under the Bankruptcy Code, Adequate Protection Payments are being paid as of the Commencement Date.

“PIK Interest Loan” means any Debt (or portion thereof) in respect of which the Credit Agreement (or an Adequate Protection Order) specifies that interest on such Debt (or portion thereof) is to be paid as paid-in-kind interest.

“Trigger Date” for a trade is the date of initial funding under the Credit Agreement that governs the Debt, unless there is no funding of any facilities under the Credit Agreement at or about the time it becomes effective, in which case the “Trigger Date” is the date the Credit Agreement is executed and delivered.

7.                                      Breakfunding:  No breakfunding compensation shall be paid for settlement of a Transaction on a day other than an interest payment date in respect of the Debt unless otherwise specified in the Confirmation.

8.                                      Assignment Fees and Consent to Transfer Fees:  Unless otherwise specified in the Confirmation, (a) any recordation, processing or similar fee payable to the administrative agent or otherwise under the Credit Agreement in connection with an assignment (“Assignment Fees”) shall be split equally between Buyer and Seller and shall be paid in such amount as specified in the Credit Agreement and (b) any transfer fee payable to the grantor in connection with the transfer of a participation (“Consent To Transfer Fees”) shall be paid by Seller in such amount as specified in the applicable participation agreement (or if not so specified, in a reasonable amount requested by the grantor).

9.                                      Costs and Expenses:  Each of Buyer and Seller shall bear its respective costs and expenses in connection with the Transaction. Seller shall be responsible for all costs, fees and expenses in respect of the Debt that are chargeable to lenders under the terms of the Credit Documents and that are attributable to any period prior to but excluding the Settlement Date.  Buyer shall be responsible for all costs, fees and expenses in respect of the Debt that are chargeable to lenders under the terms of the Credit Documents and that are attributable to any period from and after the Settlement Date.

10.                               Transfer Documentation:  In the case of an assignment, the parties shall execute an assignment (or similar) agreement in the form stipulated in the Credit Agreement (if so stipulated) or, in the absence of same, a reasonably acceptable assignment agreement containing customary provisions for the purchase and sale of par/near par loan assets.  In the case of a participation, unless otherwise specified in the Confirmation, the parties shall execute a participation agreement substantially similar to the LSTA form of Participation Agreement for Par/Near Par Trades most recently published by the LSTA and in existence on the Trade Date.  Any such referenced assignment agreement or participation agreement is hereinafter referred to as the “Transfer Documentation.”  Unless otherwise specified in the Confirmation, the Transfer Documentation shall be prepared, and any required consents shall be obtained, by Seller.  Seller shall use reasonable efforts to send to Buyer the Confirmation no later than one (1) Business Day after the Trade Date.  Buyer shall use reasonable efforts to send to Seller the executed Confirmation (or any requested changes thereto) no later than one (1) Business Day after Buyer’s receipt of the Confirmation from Seller.  Seller shall use reasonable efforts to furnish to Buyer drafts of the applicable Transfer Documentation within three (3) Business Days after the Trade Date and, in the case of an assignment, the parties shall endeavor to execute and deliver to the administrative agent an assignment agreement within three (3) Business Days after the Trade Date.

As specified in this paragraph, Buyer and Seller shall use reasonable efforts to comply with the following timeline:

By: T + 1 —>	By: T + 2 —>	By: T + 3 —>	By: T + 3
Sender delivers Confirmation to Counterparty	Counterparty returns executed Confirmation (or requested changes thereto) to Sender	Sender delivers draft Transfer Documentation to Counterparty	In case of assignment, parties shall deliver executed assignment to Agent

11.                               Credit Documents; Confidentiality Agreement:  If (a) “Yes” is specified in the Confirmation with respect to Credit Documents, (b) Buyer is not a lender on the Trade Date and (c) Buyer has requested such documents on or prior to the Trade Date, then Seller shall use commercially reasonable efforts to furnish Buyer, or provide access to Buyer, as promptly as practicable on or after the Trade Date, a true and complete copy of the Credit Agreement (including exhibits and schedules thereto) and all intercreditor agreements, subordination agreements, waivers and amendments executed in connection therewith, in each case as currently in effect, and any other Credit Documents reasonably requested by Buyer.  If required by the Credit Agreement and/or requested by Seller, prior to Buyer’s receipt of any such Credit Documents, Buyer shall execute and deliver to Seller a confidentiality agreement in the form stipulated in the Credit Agreement or, in the absence of same, a mutually acceptable confidentiality agreement containing customary terms.

The effectiveness of the trade is not subject to receipt by Buyer of Credit Documents prior to the Trade Date.  Seller may provide to Buyer the requested Credit Documents at any time on or prior to the execution and delivery of the Transfer Documentation.

“Credit Documents” means the Credit Agreement and all guarantees, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered in connection therewith.

12.                               Participations:  Unless otherwise specified in the “Trade Specific Other Terms of Trade” section of the Confirmation, if the Transaction is settled as a participation:  (a) subject to the terms of the Credit Agreement, Seller shall grant or refrain from granting voting rights to Buyer on and after the Settlement Date, and if voting rights are granted, Seller shall vote or refrain from voting pursuant to and to the extent provided under the terms of a participation agreement substantially similar to the LSTA Form of Participation Agreement for Par/Near Par Trades most recently published by the LSTA and in existence on the Trade Date; (b) Seller shall not require Buyer to post with Seller collateral for any unfunded portion of a revolving loan/commitment in which Buyer participates (and “No” shall be specified opposite “Collateral Annex Applicable” in the Transaction Summary of such participation agreement); and (c) subject to the terms of the Credit Agreement, upon the request of either Seller or Buyer, each party shall use commercially reasonable efforts and take such actions as are necessary, as soon as reasonably practicable, to cause Buyer or any actual or prospective transferee or subparticipant mutually acceptable to Seller and Buyer with respect to all or any portion of the participated Debt to become a lender of record under the Credit Agreement with respect thereto, all pursuant to and to the extent provided under the terms of a participation agreement substantially similar to the LSTA Form of Participation Agreement for Par/Near Par Trades most recently published by the LSTA and in existence on the Trade Date (and “Yes” shall be specified opposite “Elevation” in the Transaction Summary of such participation agreement).

13.                               Syndicate Information:  Unless otherwise specified in the Confirmation, Buyer represents to Seller that (a) Buyer is sophisticated, understands the nature and importance of Syndicate Information (as defined in the Confidential Information Supplement to the LSTA Code of Conduct, as amended, supplemented or otherwise modified from time to time) and the manner in which such information can be obtained and has requested such information from Seller in connection with the Transaction, if it so desired such information and (b) where it has not requested Syndicate Information in connection with such Transaction it has otherwise obtained such information as it has deemed appropriate under the circumstances to make an informed decision regarding the Transaction without reliance on Seller.  If Buyer has requested Seller to provide Syndicate Information, and Seller has agreed to provide such information to Buyer, unless otherwise agreed, Seller represents to Buyer that Seller has used reasonable efforts to maintain Syndicate Information and that it has disclosed to Buyer all material Syndicate Information retained by it as of the Trade Date.  Unless otherwise specified, Buyer acknowledges to Seller that (i) such Syndicate Information has been disclosed to it, (ii) the Syndicate Information so disclosed may not be complete because Seller may not have retained all such information and (iii) Buyer has taken all steps it deems necessary under the circumstances to assure that it has the information it deems appropriate to make an informed decision regarding the Transaction.  Subject to the foregoing, if Buyer has requested Seller to provide Syndicate Information, and

Seller has agreed to provide such information to Buyer, Seller shall use commercially reasonable efforts to provide to Buyer (if Buyer is not already a lender as of the Trade Date) notice with respect to all amendments and waivers of the Credit Documents arising between the Trade Date and the Settlement Date (but Seller need not solicit a vote from Buyer with respect to any such amendment or waiver).  Buyer agrees to keep all Syndicate Information disclosed to it confidential in accordance with the terms of the confidentiality provisions of the Credit Agreement.  Buyer acknowledges that Syndicate Information may include material non-public information concerning any obligors(s), or the securities of the obligor(s), that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

14.                               Principal/Agency Status:  Each of Buyer and Seller shall indicate in the Confirmation whether it is acting as a principal or an agent in the Transaction.  If applicable, each of Buyer and Seller shall identify in the Confirmation (or in separate Confirmations) the specific funds that are counterparties and the appropriate allocations in respect thereof.  A Buyer or Seller that holds itself out in the Confirmation as a “principal” is directly liable for the completion of the Transaction.  A principal may, however, specify in the Confirmation that it is acting as a riskless principal if it has on or prior to the Trade Date agreed with the other party that its obligation to complete the Transaction is subject to successful completion of the purchase from or sale to a third party of the Debt specified in the Confirmation (“Riskless Principal”).

A Buyer or Seller that holds itself out to a counterparty in the Confirmation as an “agent” acts on behalf of one or more principals to the Transaction.  A Buyer or Seller that holds itself out as an agent in the Confirmation and discloses the identity of such principal(s) in the Confirmation (a) is not liable to such counterparty for the successful completion of the Transaction (unless the parties otherwise agree), and (b) except as expressly provided herein, shall have no liability or obligation to such counterparty in connection with the Transaction.  A Buyer or Seller that holds itself out as an agent and does not disclose the identity of such principal(s) in the Confirmation will be liable to the counterparty as agent for an undisclosed principal to the extent provided under applicable New York law.  A Buyer or Seller that indicates in the Confirmation its status as an agent represents to the counterparty that it is authorized to bind its principal(s) to the terms of the Transaction.

15.                               Nonreliance:  Each of Buyer and Seller represents and warrants to the other that (a) it is a sophisticated buyer or seller (as the case may be) with respect to the Transaction, (b) it has, or has access to, such information as it deems appropriate under the circumstances concerning, among other things, the obligor(s)’s business and financial condition to make an informed decision regarding the transfer of the Debt, and (c) it has independently and without reliance on the other party, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into the Transaction, except that Buyer and Seller have each relied upon the express representations, warranties, covenants, agreements and indemnities made by the other in the Confirmation.  Each of Buyer and Seller acknowledges that the other has not given it any investment advice or opinion on whether the Transaction is prudent.  Except as otherwise provided in the Confirmation and these Standard Terms and Conditions (including with respect to Syndicate Information), Buyer has not relied, and will not rely, on Seller to furnish or make available any documents or other information regarding the credit, affairs, financial condition, or business of the obligor(s), or any other matter concerning the obligor(s).  Each of Buyer and Seller acknowledges that (i) the other party currently may have, and later may come into possession of, information regarding the Debt or the obligor(s) that is not known to it and that may be material to a decision to enter into the Transaction (“Excluded Information”), (ii) it has determined to enter into the Transaction notwithstanding its lack of knowledge of the Excluded Information, and (iii) the other party shall have no liability to it, and it hereby to the extent permitted by law waives and releases any claims it may have against the other party, with respect to the nondisclosure of the Excluded Information; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such party in the Confirmation or these Standard Terms and Conditions.

16.                               Buy-in/Sell-out:  If, in the case (i) of an Assignment Only Election, (ii) where an election of “Assignment” is made in the “Form of Purchase” section of the Confirmation or (iii) where no election is made in the “Form of Purchase” section of the Confirmation, where the transfer and eligibility provisions of the Credit Agreement permit an assignment of the Purchase Amount of the Debt to Buyer, Buyer and Seller are unable to effect settlement on or prior to the BISO Trigger Date (as defined below) due to the failure of either Buyer or Seller to perform its Settlement Delivery Obligations (as defined below) on or before the BISO Trigger Date, then the performing party may send to the nonperforming party, at any time thereafter, a written notice (a “BISO Notice”) advising of the performing party’s intent to terminate its obligations under the Confirmation and to effect a cover transaction in respect of the specified Debt, unless within five (5) Business Days following delivery of such BISO Notice (the “Cure Period”), the nonperforming party has performed its Settlement Delivery Obligations or, if the nonperforming party is Seller, the nonperforming party has performed its Upstream BISO Obligations (as defined below).  Such cover transaction is a “buy in” if Buyer purchases the specified Debt from a counterparty other than the original Seller, and is a “sell out” if Seller sells the specified Debt to a counterparty other than the original Buyer.  Such BISO Notice shall be substantially in the form most recently published by the LSTA and in existence on the Trade Date(19), and the nonperforming party receiving such BISO Notice shall promptly acknowledge receipt of same; provided that any failure by the nonperforming party to acknowledge the receipt of the BISO Notice sent in accordance with the provisions of Section 19, “Notices,” below shall in no way diminish the effectiveness thereof.  If the nonperforming party does not perform its Settlement Delivery Obligations or, if the nonperforming party is Seller, its Upstream BISO Obligations prior to the expiration of the Cure Period, (i) except for the rights and obligations under this Section 16, Section 17, “Buy-in Damages,” below and Section 18, “Sell-out Damages,” below, and subject to the following paragraph, the obligations of the parties under the Confirmation shall be terminated; (ii) the performing party shall use reasonable commercial efforts to identify a third-party substitute counterparty and to agree to trade terms for the cover transaction with such counterparty; (iii) if such a substitute counterparty is identified and such trade terms are agreed upon, the performing party shall effect the cover transaction with such substitute counterparty, the trade date of the cover transaction (the “Close-Out Trade Date”) being the date of execution by the parties thereto of the trade confirmation for such cover transaction, which transaction shall not be conditioned upon the cover price thereunder not being disputed by the nonperforming party hereunder (the “Close-Out Confirmation”).  Notice of the cover price shall be sent to the nonperforming party within one (1) Business Day following the Close-Out Trade Date.  If the nonperforming party disputes the reasonableness of the cover price, it shall send written notice to the performing party of such dispute no later than the second Business Day after receipt of notice of such cover price.  Such price dispute shall be submitted to binding arbitration pursuant to, and shall be governed in all respects by, the “Rules Governing Arbitration Between Loan Traders With Regard to Failed Trades” (the “Arbitration Rules”) in existence on the Trade Date.  Such written submission notice (the “Arbitration Notice”) shall be substantially in the form most recently published by the LSTA and in existence on the Trade Date.  With respect to any arbitration conducted pursuant to the Arbitration Rules, Buyer and Seller waive any right to a hearing and acknowledge that the arbitrators shall not be required to take an oath.

Notwithstanding the foregoing, if the performing party fails to identify such a substitute counterparty or agree upon such cover transaction trade terms within ten (10) Business Days following the expiration of the Cure Period, then the performing party will promptly notify the nonperforming party in writing of such failure and (i) subject to (iii) below, the obligations of the parties under the Transaction shall remain in full force and effect, (ii) subject to (iii) below and if the Transaction under (i) cannot be settled on such basis, both parties will in good faith consider other alternatives to settle or resolve the failed trade by mutual consent and (iii) the performing

(1)  Note that the form of BISO Notice, if sent by Seller, shall include a representation that Seller holds the specified Debt as of the date of delivery of such BISO Notice.

party may not send any further BISO Notices or effect any further cover transaction in connection with the Transaction without the nonperforming party’s consent.

As used herein:

“BISO Trigger Date” means (a) for Early Day Trades, the date that is fifteen (15) Business Days after the later of the Trade Date and the Trigger Date and (b) for all other trades, the date that is fifteen (15) Business Days after the Trade Date.

“Settlement Delivery Obligations” means the obligation of Seller and Buyer, as applicable, (i) to execute and deliver to the other party the Confirmation and (ii) to execute and deliver to the other party (and for the party charged with obtaining required consents, to the administrative agent) for purposes of settling the Transaction its signature to the assignment agreement described in Section 10, “Transfer Documentation,” above.

For the avoidance of doubt:

(1)  except for the provisions of this subsection (1) itself, the provisions of this Section 16 will not apply if, prior to the Close-Out Trade Date, the parties otherwise have settled the Transaction on the basis of a mutually agreeable alternative structure or other arrangement that affords Buyer and Seller the economic equivalent of the agreed-upon trade;

(2)  the provisions of this Section 16 will not apply to a Transaction with respect to which either (A) “Participation” is elected in the “Form of Purchase” section of the Confirmation or (B) on or before the BISO Trigger Date (x) either party has given written notice to the other party that it has reasonably determined pursuant to the transfer and eligibility provisions of the Credit Agreement that, or (y) the parties have mutually agreed that, the Transaction cannot settle by assignment but must settle by participation;

(3)  the failure to obtain necessary third-party consents or acknowledgements to or other approvals for settlement of any assignment required pursuant to the transfer and eligibility provisions of the Credit Agreement shall not constitute a failure by Seller or Buyer to perform its Settlement Delivery Obligations;

(4)  the party failing to perform its Settlement Delivery Obligations in the time and manner described above is the “nonperforming party”;

(5)  the party performing its Settlement Delivery Obligations in the time and manner described above is the “performing party”;

(6)  the performing party may exercise, but shall be under no obligation to exercise, its rights under this Section 16, and in so exercising such rights the performing party need not establish that it acted in good faith or engaged in commercially reasonable conduct prior to its performing its Settlement Delivery Obligations in the time and manner described above and the exercise of rights by the performing party under this Section 16 shall not be subject to any defense of the nonperforming party’s having acted in good faith or having engaged in commercially reasonable conduct provided the performing party has performed its Settlement Delivery Obligations in the time and manner described above;

(7)  if neither party performs its Settlement Delivery Obligations in the time and manner described above then there is no “performing party”;

(8)  no exercise of rights under this Section 16 shall preclude, before consummation of a cover transaction under this Section 16 and payment of applicable damages under

Section 17, “Buy-in Damages,” below or Section 18, “Sell-out Damages,” below as applicable or other settlement on the basis of a mutually agreeable alternative structure or other arrangement, the exercise of any other right or remedy provided by law;

(9) notwithstanding subsection (3) above, Seller shall not be deemed to be a performing party hereunder and its Settlement Delivery Obligations shall not be satisfied unless Seller also holds the specified Debt as of the date of its delivery of the BISO Notice;

(10) if the party charged with preparing or otherwise producing the assignment agreement described in Section 10, “Transfer Documentation,” above has not done so on or before the date that is two (2) Business Days prior to the BISO Trigger Date, and after such date but on or before the BISO Trigger Date the other party has sent written notice to such nondelivering party certifying that it is ready, willing and able to execute and deliver its signature to such assignment agreement to the nondelivering party for purposes of settling the Transaction, then the certifying party shall be (i) deemed to be a performing party hereunder and to have satisfied its Settlement Delivery Obligations by the BISO Trigger Date and (ii) entitled to exercise but not obligated to exercise its rights as a performing party under this Section 16; and

(11) if (i) Buyer is the performing party, (ii) as of the date of Seller’s receipt from Buyer of the BISO Notice Seller does not hold the specified Debt and (iii) prior to the expiration of the Cure Period Seller (A) delivers to Buyer a fully executed copy of the trade confirmation or trade confirmation(s) (with the purchase price and purchase rate thereunder redacted) which Seller has entered into to purchase not less than the principal amount of the specified Debt on terms containing the provisions set forth in this Section 16 through Section 20, “Confidentiality of Terms of Transaction,” below, and with a trade date or trade dates not later than the date that is five (5) Business Days after the Trade Date (individually and collectively, the “Upstream Confirmation”) and (B) certifies in writing to Buyer simultaneously with such delivery that (a) to the extent of the Purchase Amount of the Debt, the Upstream Confirmation has not been delivered previously and will not be delivered subsequently to satisfy obligations under another trade confirmation analogous to Upstream BISO Obligations hereunder, (b) Seller has performed or will perform by the time required under the Upstream Confirmation as the performing party thereunder all obligations under the Upstream Confirmation analogous to its Settlement Delivery Obligations hereunder, (c) if the counterparty(ies) under the Upstream Confirmation has (have) not performed or shall have not performed by the time(s) required under the Upstream Confirmation as a performing party thereunder all obligations thereunder analogous to Settlement Delivery Obligations hereunder, Seller has delivered or will deliver to such counterparty(ies) prior to the expiration of the Cure Period, in each case as the performing party thereunder, a notice analogous to the BISO Notice hereunder in order to commence against such counterparty(ies) the exercise of its rights as a performing party analogous to those rights under this Section 16, (d) Seller will use reasonable commercial efforts to commence the buy-in(s) promptly upon the failure of such counterparty(ies) under the Upstream Confirmation to perform obligations analogous to Settlement Delivery Obligations or Upstream BISO Obligations hereunder prior to the expiration of the period thereunder analogous to the Cure Period hereunder and (e) upon Buyer’s timely request, Seller will provide further written certification or other evidence that it has performed the foregoing actions and fully enforced its rights analogous to those contained in this Section 16 as a performing party under the Upstream Confirmation (such delivery and certification, “Upstream BISO Obligations”), then subject to subsection (8) above, Buyer shall not be entitled to exercise any further rights as a performing party against Seller under this Section 16 without Seller’s consent.

17.                               Buy-in Damages:  Seller shall pay to Buyer on the settlement date (as determined in accordance with the Close-Out Confirmation) of the buy-in cover transaction (a) if the buy-in cover price exceeds the original Purchase Price for the specified Debt, the amount of such excess(20), plus (b) if the specified Debt (other than any PIK Interest Loan) is fully performing, Delayed Compensation/ compensation for delayed settlement for Non-LIBOR Based Loans or LIBOR Based Loans that are subject to a LIBOR Floor (as applicable) with respect to the Purchase Amount for each day from (and including) the Commencement Date for the failed trade to (but excluding) the date that is the earlier of (i) the actual settlement of the buy-in cover transaction or (ii) seven (7) Business Days following the Close-Out Trade Date.  If the foregoing calculations produce a negative number, Buyer shall pay the net payment to Seller.

18.                               Sell-out Damages:  Buyer shall pay to Seller on the settlement date (as determined in accordance with the Close-Out Confirmation) of the sell-out cover transaction (a) if the sell-out cover price is less than the original Purchase Price for the specified Debt, the amount of such shortfall(21), plus (b) Seller’s Cost of Carry if the specified Debt is not fully performing or is a PIK Interest Loan for each day from (and including) the Commencement Date for the failed trade to (but excluding) the date that is the earlier of (i) the actual settlement of the sell-out cover transaction or (ii) seven (7) Business Days following the Close-Out Trade Date.  If the foregoing calculations produce a negative number, Seller shall pay the net payment to Buyer.

19.                               Notices:  Except for any Arbitration Notice, which shall be in writing and sent by the nonperforming party to both the performing party (at the address and facsimile number specified on the face or in the “Trade Specific Other Terms of Trade” section of the Confirmation or at such other address and facsimile number as the nonperforming party and the performing party shall agree) and the LSTA (at the address and facsimile number specified on the face of the Arbitration Notice or at such other address and facsimile number as the nonperforming party and the LSTA shall agree) (a) by hand or by certified mail and (b) by telecopier and shall be effective on such receipt thereof, all communications between Seller and Buyer in respect of, or notices, requests, directions, consents or other information sent under, the Confirmation (including without limitation all notices other than the Arbitration Notice sent under Section 16, “Buy-in/Sell-out,” above) shall be in writing, hand delivered or sent by overnight courier, electronic transmission or telecopier, addressed to the relevant party at its address, electronic mail or facsimile number specified on the face or in the “Trade Specific Other Terms of Trade” section of the Confirmation or at such other address, electronic mail or facsimile number as Seller or Buyer (as applicable) may subsequently request in writing.  All such communications and notices shall be effective upon receipt.

20.                               Confidentiality of Terms of Transaction:  Both parties shall maintain the confidentiality of the terms of the Transaction unless otherwise required by law or regulatory authority, or other legal process, except that the parties may disclose the terms of the Transaction to their respective affiliates, and the directors, officers, employees, agents, advisors, counsel and auditors of such parties and such parties’ affiliates and in connection with the enforcement of the parties’ rights and obligations hereunder.  Buyer shall be permitted to make any necessary disclosures to prospective purchasers from Buyer regarding the terms of the Transaction (other than the Purchase Rate or Purchase Price), provided that such purchasers shall be subject to substantially the same confidentiality restrictions.   To the extent the Confirmation constitutes an Upstream Confirmation, Buyer shall be permitted to make any necessary disclosures described in Section 16, “Buy-in/Sell-out,” above to prospective purchasers of all or part of the specified Debt from Buyer regarding the terms of the Transaction (other than the Purchase Rate or Purchase Price),

(20)  If the original Purchase Price for the specified Debt exceeds the buy-in cover price, then Buyer shall pay to Seller the amount of such excess.

(21)  If the original Purchase Price for the specified Debt is less than the sell-out cover price, then Seller shall pay to Buyer the amount of such shortfall.

provided that such purchasers shall be subject to substantially the same confidentiality restrictions.

21.                               Binding Effect:  By execution of a Confirmation incorporating by reference the Standard Terms and Conditions, each of Buyer and Seller agrees to be legally bound to any other transaction between them (whether entered into before, on or after the Trade Date) with respect to the assignment, purchase, sale and/or participation of commercial and/or bank par/near par loans, or any interest therein, upon reaching agreement to the terms thereof (whether by telephone, exchange of electronic messages or otherwise, directly or through their respective agents, and whether the subject of a confirmation), subject to all the other terms and conditions set forth in any confirmation relating to such transaction, or otherwise agreed.  Each of Buyer and Seller further agrees that any such transaction shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provisions that would require the application of the laws of any other jurisdiction.  Neither party will assert as a defense to liability under such agreement the lack of a writing signed by it that would otherwise be required to satisfy any statute of frauds, including §1-206 of the New York Uniform Commercial Code, or any comparable statute (collectively, the “Statute of Frauds”).  Nothing herein shall be deemed a waiver of any claim or defense other than the Statute of Frauds that either party may have regarding such agreement.

Each of Buyer and Seller shall record on the trade date of each transaction between the parties and retain in its files a written or electronically recorded trade ticket or similar internal record containing or reflecting evidence of agreement to such transaction, including (a) the date of the agreement, (b) a description of the type of debt including obligor(s) and purchase amount, (c) the identity of the other party to the transaction, and (d) the purchase price or purchase rate.

22.                               Governing Law; Confirmation Controls:  The Confirmation and the Standard Terms and Conditions shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of law provision thereof that would require the application of the laws of any other jurisdiction).  In case of any conflict between the terms of the Confirmation and these Standard Terms and Conditions, the Confirmation shall govern and control.

23.                               Execution by Electronic Transmission:  It is understood by the parties that the custom in the loan trading market is to execute and deliver any confirmations, confidentiality agreements, Transfer Documentation and other transaction documents by telecopy, telefax, e-mail attachment or other means of electronic transmission.  The parties agree that all telecopied, telefaxed, e-mailed or electronically transmitted confirmations, confidentiality agreements, Transfer Documentation and other transaction documents, including the Confirmation, and signatures thereto, shall be duplicate originals.

24.                               Electronic Records and Signatures:  It is agreed by the parties that, notwithstanding the use herein or in the Confirmation of the words “writing,” “execution,” “signed,” “signature,” or other words of similar import, the parties intend that the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity or enforceability as a signature affixed by hand or the use of a paper-based record keeping system (as the case may be) to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.(22)

(22)  To help ensure effectiveness of this provision, parties should manually or electronically sign the initial confirmation between them and retain a hard copy in their records.

Annex I

Capitalized Term	Defined In

Adequate Protection Order	Section 6

Adequate Protection Payments	Section 6

Arbitration Notice	Section 16

Arbitration Rules	Section 16

Assignment Fees	Section 8

Assignment Only Election	Section 1

Average LIBO Rate	Section 6

Bankruptcy Code	Section 6

BBA	Section 6

BISO Trigger Date	Section 16

BISO Notice	Section 16

Business Day	Section 5

Buyer	Confirmation

Close-Out Confirmation	Section 16

Close-Out Trade Date	Section 16

Commencement Date	Section 6

Confirmation	Preamble

Consent to Transfer Fees	Section 8

Cost of Carry	Section 6

Credit Agreement	Confirmation

Credit Documents	Section 11

Credit Linked Deposits	Section 6

Cure Period	Section 16

Debt	Section 2

Delayed Compensation	Section 6

Delayed Settlement Date	Section 6

Delay Period	Section 6

Early Day Trade	Section 6

Excluded Information	Section 15

Federal Funds Rate	Section 6

Facility	Confirmation

Interest and Accruing Fees	Section 5

LIBO Rate	Section 6

LIBOR Based Loans	Section 6

LIBOR Floor	Section 6

LSTA	Preamble

Master Currency	Section 4

Multi-Currency Commitment	Section 4

Non-LIBOR Based Loan	Section 6

Non-Recurring Fees	Section 5

Paid on Settlement Date Amount	Section 5

Performing Loan	Section 6

Permanent Reductions	Section 3

PIK Interest	Section 5

PIK Interest Loan	Section 6

Purchase Amount	Section 2

Purchase Price	Section 4

Purchase Rate	Confirmation

Riskless Principal	Section 14

Seller	Confirmation

Settlement Date	Section 1

Settlement Delivery Obligations	Section 16

Standard Terms and Conditions	Preamble

Statute of Frauds	Section 21

Trade Date	Confirmation

Transaction	Preamble

Transfer Documentation	Section 10

Trigger Date	Section 6

Upstream Confirmation	Section 16

Upstream BISO Obligations	Section 16

Exhibit C

PORTFOLIO #:

DTC ELIGIBLE CONFIRMATION (SAME DAY)

TO	[Crescent Capital Finance Group, Inc.]			A/C
FROM	[Seller]			A/C
DTC BRK				A/C
ID AGT				A/C
DEL AGT				A/C
DTC CONTROL #
TRADE DATE:	SETTLEMENT:			ISSUE DATE:
ROLE:	SIDE:	MKT:	ACCTTYPE:	RECORD DATE:
SecID/DES:		ISIN:		DAYS INTEREST:
POOL #:				MATURITY DATE:
FACTOR EFF DATE: AMORT/ACCRT FACTOR:				AFFIRMED-INST

BKR-DLR CONF #				New–
ORG-FV/QNTY	INTERESTED PARTY 1			ACCT
CUR-FV
PRICE IN USD	[Par X Principal Amount of Bond]
NET PRICE	[Par X Principal, net of brokers’ fees]
YIELD	INTERESTED PARTY 2			ACCT
PRINCIPAL
SEC-REG-SHP FEE
INTEREST	[Accrued and unpaid interest as of the settlement date]
CONTRY-FED TAX	AFFIRM BY:
COMMISSION
OTHER CHARGES
NET AMOUNT	[Net Price – Interest]

DBSI Acted As Agent On Behalf Of An Affiliate

Exhibit D

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](23) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](24) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](25) hereunder are several and not joint.](26)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.             Assignor[s]:

2.                                       Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.                                       Borrower(s):

4.                                       Administrative Agent:                                            , as the administrative agent under the Credit Agreement

(23)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(24)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(25)  Select as appropriate.

(26)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

5.	Credit Agreement:	[The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.	Assigned Interest[s]:

Assignor[s](27)	Assignee[s](28)	Facility Assigned(29)	Aggregate Amount of Commitment/Loans for all Lenders(30)	Amount of Commitment/Loans Assigned(8)	Percentage Assigned of Commitment/Loans(31)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ](32)

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](33)
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S](34)
[NAME OF ASSIGNEE]

By:
Title:

(27)  List each Assignor, as appropriate.

(28)  List each Assignee, as appropriate.

(29)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

(30)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(31)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(32)  To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

(33)  Add additional signature blocks as needed.

(34)  Add additional signature blocks as needed.

2

[NAME OF ASSIGNEE]

By:
Title:

3

[Consented to and](35) Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By
Title:

[Consented to:](36)

[NAME OF RELEVANT PARTY]

By
Title:

(35)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(36)  To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

4

ANNEX 1

[                                    ](37)

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document(38), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.  Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section     (b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section     (b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section        thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender(39), attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

(37)  Describe Credit Agreement at option of Administrative Agent.

(38)  The term “Credit Document” should be conformed to that used in the Credit Agreement.

(39)  The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.(40)

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York [confirm that choice of law provision parallels the Credit Agreement].

(40)  The Administrative Agent should consider whether this method conforms to its systems.  In some circumstances, the following alternative language may be appropriate:  “From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

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